S:\Elize\Agreement\Rockwell\BEE Transaction\ROCK1 EB6 Georgia Exchange Agr.doc
EvB/ea
05.06.08

EXCHANGE AGREEMENT

between

ROCKWELL DIAMONDS INC

and

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

TABACKS

TABLE OF CONTENTS

EXCHANGE AGREEMENT

1. PARTIES

1.1 **ROCKWELL DIAMONDS INC**

1.2 **GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED**

2. INTERPRETATION

2.1 The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2 Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

"Agreement"	this exchange agreement together with the schedules (if any) annexed thereto
"AVR"	African Vanguard Resources (Proprietary) Limited, registration number 2000/014503/07
"Business Day"	any day other than a Saturday, Sunday or official public holiday in the RSA or Canada
"CSDP"	Central Securities Depositary Participant

"DME"	the Department of Minerals and Energy
"Empowerment Criteria"	all criteria of whatsoever nature and howsoever arising concerning and/or relevant to and/or applicable in respect of the assessment and/or measuring of whether any person (whether natural or otherwise) is or constitutes an HDP and/or complies with prescribed and/or necessary elements of Empowerment, including (without limitation) all requirements of any statute, regulation, ordinance, code, by-law, rule, practice or custom (whether legally enforceable or otherwise) prescribed and/or recommended from time to time in respect of and/or concerning and/or relating to Empowerment, by Government (whether national, provincial and/or local) and/or by any influential entity and/or association of persons (including, without limitation, all trade unions, trade organisations and/or other associations of persons) and relating, whether directly or indirectly, to the Company and/or to the Company Business, and whether of general application and/or of

application only to the sector of the economy and/or the business environment within which the Company carries on its business and/or the Company Business, and (without limitation) applying in respect of and/or relating to:

1. the registered and/or beneficial ownership of shares in any company; and/or

2. the management and strategic control, whether direct or indirect, of any company, corporation, society, firm and/or other legal entity (collectively the "Entity"); and/or

3. the financial and/or other participation, whether directly or indirectly, in any Entity by women, disabled persons and/or other disadvantaged persons; and/or

4. any other matter, circumstance or thing which may from time to time be relevant to and/or affect Empowerment and its practical application and/or

implementation

"Exchange Date"	the date that the Swap takes effect, which shall be a date no later than 60 Business Days after the Fulfilment Date
"Exercise Date"	the date of delivery of the notice evidencing the exercise of the Put Option as contemplated in 5.2
"Fulfilment Date"	the date that the conditions in 5.3 shall have been fulfilled
"Georgia"	Georgia Avenue Investments 14 (Proprietary) Limited, registration number 2006/034754/07
"HCWD"	H C van Wyk Diamonds Limited, registration number 2001/006812/06
"JSE"	the JSE Limited, registration number 2005/022939/06
"Klipdam"	Klipdam Diamond Mining Company Limited, registration number 1994/001754/06
"MPRD Act"	the Minerals and Petroleum Resources Development Act, No. 28 of 2002 as

	amended from time to time read with all regulations and the Charter for the mining industry thereto
"Parties"	RDI and Georgia, collectively and "Party" shall mean either of them as the context requires
"Primary Exchange"	the TSX Exchange or such other exchange situate outside the RSA on which the RDI Shares are or may become listed from time to time
"Primary Exchange Rules and Regulations"	the rules and regulations of the Primary Exchange applicable to the RDI Shares and RDI from time to time
"Purchase Consideration"	the purchase price payable by RDI to Georgia upon the implementation of the Swap in terms of 5.9
"Put Option"	the option granted by RDI to Georgia in terms of 5.1
"Qualifying Shares"	means all the shares which Georgia beneficially owns in the share capital of Klipdam and HCWD on the Exchange Date

"RDI"	Rockwell Diamonds Inc, a company duly incorporated and registered in terms of the laws of British Columbia, Canada and whose shares are listed on the Primary Exchange
"RDI Shares"	ordinary shares in the share capital of RDI which are or may be listed on the JSE
"RDI Swap Shares"	such number of RDI Shares as is to be determined in accordance with the provisions of 6.1.1
"Richtrau"	Richtrau No 139 (Proprietary) Limited, registration number 2006/028710/07
"RSA"	the Republic of South Africa
"Shareholders' Agreement"	the shareholders' agreement between the shareholders of HCWD and Klipdam, as amended from time to time
"Signature Date"	the date of last signature of this Agreement
"Subscription Agreement"	the subscription agreement between Richtrau, Durnpike, AVR, the Targets, the trustees of the HC van Wyk Diamonds Trust, RDI and Georgia to be entered into

	simultaneously with this Agreement
"Swap"	the exchange of the Qualifying Shares for the RDI Swap Shares pursuant to the exercise of the Put Option
"Targets"	HCWD and Klipdam, collectively
"Trigger Event"	a change of control of RDI as defined in the Primary Exchange Rules and Regulations
"Valuation Date"	the 5th Business Day following on the Exercise Date
"Valuator"	the independent valuator appointed by the Primary Exchange in terms of the Primary Exchange Rules and Regulations
"VWAP"	volume weighted average price per RDI Share as traded on the JSE
"ZAR"	the lawful currency of the Republic of South Africa.

2.3 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4 Any reference to an enactment is to that enactment as at the Signature Date.

2.5 Unless inconsistent with the context, an expression which denotes:

2.5.1 any gender includes the other genders;

2.5.2 a natural person includes an artificial person and vice versa;

2.5.3 the singular includes the plural and vice versa.

2.6 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7 The rule of construction that the contract shall be interpreted against the party responsible for the drafting or preparation of this Agreement, shall not apply.

2.8 The schedule to this Agreement forms an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedule.

3. **INTRODUCTION**

3.1 RDI holds directly and will, pursuant to the implementation of the Share Sale Agreement, indirectly through Durnpike, hold a controlling interest in HCWD and Klipdam.

3.2 Pursuant to the secondary listing of the shares of RDI on the JSE, RDI and Georgia have agreed that the Qualifying Shares may be exchanged for RDI Swap Shares.

3.3 The Parties wish to record the terms of their agreement in writing.

4. **CONDITIONS PRECEDENT**

4.1 This Agreement (save for 1, 2, 3 this 4 and 8 to 13 inclusive, which shall immediately be of full force and effect) shall be conditional upon the fulfilment of the following conditions on or before 9 June 2008 or such later date as may be agreed to by the Parties in writing prior to the aforesaid date:

4.1.1 a loan agreement is entered into between RDI and Georgia in terms of which RDI will advance to Georgia an amount equal to the purchase price for the acquisition of the Qualifying Shares by Georgia; and

4.1.2 the Subscription Agreement is entered into, becomes unconditional and takes effect in accordance with its terms.

4.2 The Parties shall use their reasonable commercial endeavours to procure fulfilment of the conditions precedent set out in this 4 on or before the date prescribed for fulfilment in 4.1 above.

4.3 If the conditions set out herein are not timeously fulfilled by the date set out in 4.1, this Agreement (save for the provisions of 1, 2, 3, 4.2 and 8 to 13 inclusive which shall remain of full force and effect) shall lapse and no Party shall have a claim against the other, save as a result of its failure to comply with its obligation in 4.2.

5. PUT OPTION

5.1 RDI hereby grants to Georgia the irrevocable right and option ("Put Option") to sell (with the concomitant obligation on RDI to purchase) all the Qualifying Shares with effect from the Exchange Date, at a price equal to the Purchase Consideration, and further subject to the provisions of this Agreement.

5.2 The Put Option may be exercised by Georgia by the delivery to RDI of a written notice ("Option Notice") at RDI's nominated domicilium in the RSA evidencing the exercise of the Put Option.

5.3 The Put Option is subject to the fulfilment of the following conditions no later than 60 days after the Valuation Date or such later date as may be agreed to by the Parties in writing:

5.3.1 if required by the Primary Exchange, the shareholders of RDI shall, in general meeting have passed all necessary resolutions approving the

Swap and more specifically approving the implementation of the Swap, which shall include, but not be limited to the allotment and issue of the RDI Swap Shares;

5.3.2 the shareholders of Georgia shall, in general meeting, have consented to the Swap;

5.3.3 the unconditional approval (or if conditional, upon conditions confirmed by the Parties in writing to be acceptable), in so far as it may be necessary, of any regulatory authorities, in South Africa, Canada or elsewhere, for the Parties to perform their respective obligations in terms of this Agreement shall have been obtained, including:

5.3.3.1 the Primary Exchange shall, pursuant to the Primary Exchange Rules and Regulations, have consented to the Swap envisaged herein;

5.3.3.2 the JSE shall have granted all necessary approvals for and/or in connection with the implementation of the provisions of this Agreement, including (without limitation) the approval of the listing on the JSE of the RDI Swap Shares;

5.3.3.3 the Minister of the DME shall have:

5.3.3.3.1 authorised the Swap; and

5.3.3.3.2 issued a certificate or similar document in favour of the Targets which evidences that their mining rights shall not be affected by the Swap. The term "affect" shall, for purposes of this clause, also include any condition or obligation imposed by the Minister on RDI, any of the Targets and/or any of their respective shareholders to procure, directly or indirectly, the participation in the share capital of the Targets or RDI by third parties qualifying under the Empowerment Criteria, or increased participation in the share capital of the Targets or RDI by any shareholder complying with the Empowerment Criteria.

5.4 Each of the Parties shall, after the exercise of the Put Option, take all such steps and do all such things and sign all such documents or procure the taking of all such steps and the doing of all such things and the signature of all such documents with a view to procure fulfilment of the resolutive conditions pertaining to it or within its control.

5.5 Upon the fulfilment of the conditions set out in 5.3, the exercise of the Put Option shall become effective in which event Georgia shall be obliged to sell and RDI shall be obliged to purchase the Qualifying Shares for the Purchase Consideration with effect from the Exchange Date, or such later date as may be agreed to by the Parties in writing.

5.6 Immediately upon the exercise of the Put Option, the Parties shall take all such steps necessary to procure the appointment by the Primary Exchange of a Valuator.

5.7 The Valuator shall determine the value of the Qualifying Shares using generally accepted valuation principles which may include reference to the value of the Targets relative to the overall value of RDI as at the Valuation Date, subject always to the requirements of the Primary Exchange Rules and applicable Regulations and notwithstanding any findings of the Valuator, the RDI Swap Shares to be issued in exchange for the Qualifying Shares shall not exceed 11% of the market capitalisation of RDI as at the Valuation Date ("Valuation"). (For these purposes market capitalisation shall be determined by reference to the total number of RDI Shares in issue at the Valuation Date on the 30 day VWAP per RDI Share in issue on that date.)

5.8 The Valuator shall complete the Valuation expressed in ZAR within 30 Business Days (or such reasonably longer period as the Parties may agree to in writing) of receipt of its instruction. Copies of the Valuation shall be delivered to both Parties. The determination of the Valuator shall be binding on the Parties, save in the event of manifest error, in which event the Valuation shall be resolved in terms of 9.

5.9 The Purchase Consideration for the Qualifying Shares shall be a ZAR amount equal to the Valuation less any amounts due and owing by Georgia to RDI, any of its subsidiaries and/or the Targets in terms of any loan agreements amongst Georgia and any one or more of the Targets or

Georgia's funding obligations in terms of the Shareholders' Agreement. The Purchase Consideration shall be discharged on the basis set out in 6.1.1.

6. **SETTLEMENT**

6.1 On the Exchange Date:

6.1.1 RDI shall discharge the Purchase Consideration by the allotment and issue of such number of RDI Swap Shares, discounted at 10% of the VWAP referred to in 5.7, as equates to the Purchase Consideration, subject thereto that such number of RDI Swap Shares shall not exceed 11% of the market capitalisation of RDI as at the Exchange Date. (The ZAR value in respect of any fraction arising shall be payable in immediately transferable funds to Richtrau, by electronic transfer into an account nominated by Richtrau in writing on or prior to the Exchange Date);

6.1.2 Georgia shall, against payment in terms of 6.1, deliver:

6.1.2.1 the share certificates in respect of the Qualifying Shares together with share transfer forms in respect thereof signed by the registered holder thereof in blank as to transferee; and

6.1.2.2 the written resignations of the directors appointed by Georgia to the board of HCWD and Klipdam.

6.2 Against the delivery of the Qualifying Shares as envisaged in 6.1.1. RDI shall:

6.2.1 notify the CSDP nominated by Georgia in writing of such allotment and issue and deliver proof of such notification to Richtrau on the Exchange Date; and

6.2.2 by no later than 2 Business Days after the Exchange Date, procure the listing on the JSE and the Primary Exchange of the RDI Swap Shares.

7. LOCK-UP

7.1 Georgia hereby confirms that it is fully aware of and acknowledges that the new order mining rights vesting in or which shall become vested in the Targets and/or their subsidiaries from time to time ("Rights") are subject to compliance with the provisions of the MPRD Act and the Charter and more specifically those provisions relating to the Empowerment Criteria. Georgia accordingly undertakes that it shall for as long as it remains a shareholder of the Targets and/or RDI:

7.1.1 in all material respects comply with the provisions relating to the Empowerment Criteria for the mining industry in force from time to time and in the manner same may be enforced by each relevant regulatory body duly authorised to do so and having jurisdiction in respect of the Rights; and

7.1.2 take all such steps, do all such things and sign all such documents and/or procure the taking of all such steps, the doing of all such things and the signing of all such documents as may be reasonably necessary or required to ensure continued compliance with the aforesaid provisions,

always provided that such Empowerment Criteria shall not be more onerous than those in force as at the Signature Date and further so as not to do or omit to do anything which may result in any of the Rights being revoked or limited in any manner.

7.2 To give effect to the undertakings set out in this Agreement Georgia shall not, (notwithstanding the fact that the RDI Swap Shares are by their nature freely transferable) and save as otherwise provided for in 7.4, dispose, sell, make-over, transfer, cede, encumber or in any way divest itself of the RDI Swap Shares prior to 2017. From the date that this Agreement takes effect and is implemented until the expiry of 2016 ("Lock-up Period") (save as otherwise provided in 7.4) Georgia shall only be entitled to dispose its shareholding in RDI to a person who qualifies as an historically disadvantaged person under the then ruling Empowerment Criteria (if any). The share certificates relating to the RDI Swap Shares shall be duly endorsed to this effect.

7.3 If and when Georgia wishes to dispose of the RDI Swap Shares prior to 2017 Georgia shall be obliged, in the first instance, to offer the RDI Swap Shares by written notice to RDI, who shall be entitled to repurchase same within 90 days of the date of receipt of such written notice at the then

market price which for these purposes shall be the 30 day trading VWAP thereof calculated from the date that the RDI Swap Shares are so offered to RDI, failing which the provisions of 7.2 shall apply.

7.4 Georgia shall be entitled to dispose of the RDI Swap Shares freely:

7.4.1 after the expiry of 2017 or such earlier date if the Empowerment Criteria applicable to the Targets so permit; and

7.4.2 if and when a Trigger Event occurs. In this latter instance, Georgia shall use its reasonable commercial endeavours to dispose of the RDI Swap Shares to such persons so as not to unnecessarily affect compliance by the Targets with the Empowerment Criteria.

8. WARRANTIES

8.1 Georgia warrants in favour of RDI that:

8.1.1 Georgia is and/or will be duly authorised and entitled to transfer the Qualifying Shares to RDI;

8.1.2 Georgia is and will be entitled to give free and unencumbered title of the Qualifying Shares to RDI, which shall acquire the Qualifying Shares free of any charge, lien and/or encumbrance.

8.2 RDI warrants in favour of Georgia that:

8.2.1 as at the Exchange Date, RDI is and will be duly authorised and entitled to allot and to issue the RDI Swap Shares to Georgia;

8.2.2 RDI will be entitled to give free and unencumbered title of the RDI Swap Shares to Georgia, which shall acquire the RDI Swap Shares free of any charge, lien and/or encumbrance.

8.3 Save as otherwise recorded in this 8, neither Georgia nor RDI make any representations and/or give any warranties in respect of respectively the Qualifying Shares, and the RDI Swap Shares, which will be transferred, allotted and issued or converted into cash, as the case may be, on the terms of this Agreement voetstoots and as they stand.

9. DISPUTE RESOLUTION

9.1 In the event of any dispute of whatsoever nature in relation to and/or arising from the Swap in terms of this Agreement, such dispute shall, in the absence of a written agreement amongst the Parties in respect of the resolution of such dispute, be referred by any Party to the Securities Division of Standard Bank of South Africa, and if it is conflicted, to any other South African merchant bank ("Adjudicator") which shall determine the dispute.

9.2 The Adjudicator shall determine the dispute and in so determining the dispute, shall act as an expert and not as an arbitrator, and its decision shall be final and binding on the Parties, save in the event of manifest error. The Adjudicator shall be entitled to determine the proportions in which the Parties shall bear its costs of and/or related to the determination of the dispute.

10. BREACH

Should any Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then any of the other Parties ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 14 days written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law.

11. DOMICILIUM

11.1 The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

RDI:

1500 Royal Centre
1055 West Georgia Street
Vancouver
British Columbia
V6E 4N7

with a copy to its South African nominated address:

Wilds View Level 0
Isle of Houghton
cnr Carse O'Gowry & Boundary Roads
Houghton Estate
2196
Fax: (011) 481-7246

Georgia: 1st Floor, Block B
Cullinan Place
Cullinan Close
Morningside
Sandton
Fax: (011) 463-3430

11.2 Any Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in the RSA, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

11.3 All notices, demands, communications or payments intended for any Party shall be made or given at such Party's domicilium for the time being.

11.4 A notice sent by one party to another Party shall be deemed to be received:

11.4.1 on the same day, if delivered by hand;

11.4.2 on the same day of transmission if sent by telefax and if sent by telefax with receipt received confirming completion of transmission;

11.4.3 on the tenth day after posting, if sent by prepaid registered mail.

11.5 Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

12. COSTS

12.1 Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

12.2 RDI shall pay:

12.2.1 all stamp duty in respect of and/or relating to the transfer of the Qualifying Shares to RDI;

12.2.2 all stamp duty and/or uncertificated securities tax and/or brokerage fees in respect of and/or relating to the issue of the RDI Swap Shares;

12.2.3 the cost of the Valuator (associated with the Valuation); and

12.2.4 all costs of and incidental to the drafting and preparation of this Agreement.

13. CONFIDENTIALITY

13.1 Neither of the Parties shall publish any announcement of this transaction through any of the media until the other of them shall have approved in writing the proposed announcement, save as otherwise required by the rules of the JSE or the Primary Exchange, or any other regulatory body of competent jurisdiction.

13.2 All information or documents which may be made available to any of the Parties in connection with and/or in relation to this Agreement, shall be kept in confidence.

14. **GENERAL**

14.1 This document constitutes the sole record of the agreement amongst the Parties in regard to the subject matter thereof.

14.2 No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

14.3 No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

14.4 No indulgence which any of the Parties ("the Grantor") may grant to the other or others of them ("the Grantee") shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future.

14.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

14.6 Save as otherwise specifically provided in terms of this Agreement, no Party shall be entitled to cede, delegate or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other Parties.

14.7 If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

THUS DONE and SIGNED at Johannesburg on this the 5th day of June 2008.

For and on behalf of

ROCKWELL DIAMONDS INC

by

____

who warrants his authority hereto

THUS DONE and SIGNED at Johannesburg on this the 5th day of June 2008.

For and on behalf of

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

by

____
who warrants his authority hereto